Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY ATLANTA	FIRM and AFFILIATE OFFICES	BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS MEXICO CITY ALLIANCE WITH MIRANDA & ESTAVILLO

June 17, 2014

Hill International, Inc.

303 Lippincott Centre

Marlton, New Jersey 08053

Re:                             Hill International, Inc.

Registration Statement on Form S-8

Relating to the Hill International, Inc. 2006 Employee Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Hill International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) for filing with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, which may be issued under the Hill International, Inc. 2006 Employee Stock Option Plan, as amended through June 12, 2014 (the “Plan”).

In connection with the opinion set forth in this letter, we have examined the Registration Statement, originals or copies certified or otherwise identified to our satisfaction of the Plan, and all such corporate records of the Company, including the resolutions of the Company’s board of directors relating to the authorization of the Shares, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

DUANE MORRIS LLP
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued by the Company under the Plan, when issued in accordance with the terms and conditions of the Plan, and assuming no changes in relevant law or facts, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the State of Delaware, as currently in effect, and we express no opinion as to the laws of any other jurisdiction. The opinions contained in this letter are expressed as of the date hereof, and we do not have, nor do we assume, any obligation to advise of any changes in any facts or applicable laws after the date hereof that may affect the opinions we express herein.

We hereby consent to the filing of a copy of this opinion with the SEC as an exhibit to the Registration Statement and any amendment thereto and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Sincerely,

/s/ DUANE MORRIS LLP